Exhibit 10.3.1

[Integris Letterhead]

September 22, 2004

Lou Terhar

5595 Boomer Road

Cincinnati, OH 45247

Dear Lou:

I am pleased to confirm the offer we discussed for you to join Integris Metals Incorporated as our President and Chief Executive Officer. This position will report to the Integris Metals Board of Directors and will be effective on April 1, 2004.

The total compensation package offered includes a fixed portion, variable compensation, long term incentive plan, and benefits, all of which are defined below.

•	A base salary of $450,000 per year.

•	An annual target for variable compensation of 75% of base salary, initially equivalent to $337,500; if targets are met. Exceptional performance could result in 150% of base salary. Note however, that (except as provided below) no variable compensation payment is guaranteed and any award will ultimately depend on approval by the Remuneration Committee of the Board.

•	As you are unfamiliar with current issued inside Integris, we agree to guarantee you a floor of 60% (i.e. 80% of target) of your base salary as variable compensation in year 2004, pro-rated for the percentage of the year you actually work. This guarantee would only apply to 2004, with no guarantee in future years.

•	You will participate in the Integris Long Term Incentive Plan. This plan is a Phantom Stock Option Plan, details of which have already been provided to you. Your initial participation in the plan will be based on the formula provided in the plan, using five times your annual salary to determine your initial grant. As we have discussed, the plan targets were set based on expected performance at the time of the merger. Considering current performance is less than the merger expectations, your initial option grant will be set at a strike price of $8.20. 50% of this grant will vest on

December 31, 2004, 25% on December 31, 2005 and 25% on December 31, 2006. For your grant in early 2005, the strike price will be set based on the lesser of the strike price calculated from the company’s budgeted 2005 EBITDA or the base EBITDA amount of $97.38 million included in the Phantom Stock Option Plan documentation. In years subsequent to 2005, stock option grants and pricing will be in accordance with the existing Phantom Stock Option Plan or whichever plan is approved by the Board of Directors.

•	It is agreed that the Remuneration Committee will work with management to seek ways of making the Phantom Stock Option Plan more tax efficient. It is expected that any changes will not be prejudicial to Integris.

•	In the event of a change in control, which is defined as the sale (including a merger) of 50% or more of the company’s equity or assets, and you are not offered the position of President and Chief Executive officer by the new employer to terms not less favorable to you than those then in effect, you will receive a payment of two years base salary and prorated variable compensation at target level. This payment will be made in lieu of any other severance payment in this circumstance.

•	You will be eligible for an interim living expense of $4,000 per month, paid on a “grossed up” basis until July of 2005. Upon the earlier of July of 2005, or when you purchase a house in Minneapolis, you will receive a one-time payment of $50,000 for your relocation.

•	You will be provided a comprehensive set of medical, dental, life insurance and disability benefits through the Integris plans, without the need for additional medical pre-qualifications or will be allowed to maintain your current life and disability plans at the company’s expense. The company will also provide a retiree medical and dental policy to you and your eligible dependents.

•	A Company leased vehicle under the Integris Metals company car policy will be provided. The capital value of the automobile will be in the $45,000 range with an estimated monthly lease payment $750 per month. Included will be a company credit card to cover gas, maintenance, tires, etc. Personal use of the vehicle will be charged to you at an estimated cost of $90 per month.

•	You will be eligible for four weeks of vacation from date of appointment.

•	If, in the first year of your employment, you are terminated for any reason other than cause or you terminate your employment for good reason, you will receive a payment equal to two year’s base pay and pro-rated variable compensation at target level upon execution of a reasonable release. If, subsequent to the first year of employment, you are terminated for any reasons other than cause, or you terminate your employment for good reason, you will receive a payment equal to one year’s base pay and pro-rated variable compensation at target level upon execution of a reasonable release. “Termination of cause” and “good reason” will have the respective meanings set forth in the attachment to this letter.

As is our standard company policy, upon your acceptance of this offer, we will need to arrange for a pre-employment medical examination to determine that you can perform the essential function of this position with reasonable accommodation. Included in this medical examination will be a drug test.

We believe that you have the skills and experience to successfully lead Integris into the future and we are pleased to welcome you to Integris. To accept our offer, simply sign and date the bottom of this letter and return it to me.

455 85th Ave. NW

Minneapolis, MN 55433

Phone: 763-717-9000

Fax: 763-783-3468

Sincerely,

/S/    MARCUS RANDOLPH

Marcus Randolph

Chairman

Integris Metals

I, Lou Terhar, hereby accept your offer of employment to the position of Chief Executive Officer, and all of the terms and conditions of employment set out in this letter dated 20 March 2004.

I further confirm that all details advised by me to the company are correct.

Accepted by: /S/ LOUIS F. TERHAR Signature (L. Terhar) Louis Terhar	Date: 20 March 2004

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